UDI Promoters Confidential
Exhibit 10.02
CONFIDENTIAL TREATMENT REQUESTED
UNIFIED DISPLAY INTERFACE
SPECIFICATION PROMOTERS AGREEMENT
This UDI Specification Promoters Agreement (“Agreement”) is entered as of April 26, 2005 (“Effective Date”) by and among Intel Corporation, Silicon Image, Inc., and National Semiconductor Corporation, (collectively referred to herein as the “Promoters”). The parties hereto hereby agree as follows.
Background
A.	The Promoters wish to develop a specification to define and promote the wide industry adoption of a new display interconnect specification for use in PC’s, digital monitors (e.g. LCD displays) and embedded notebook displays, which provides interoperability with HDMI TV Displays.

B.	The Promoters wish to encourage broad industry adoption of the specification and wish to make available licenses for it on reasonable and non-discriminatory terms.
Agreement
1.	Definitions
1.1 “Adopter” means any entity that has executed a copy of the Adopters Agreement in the form attached hereto as Attachment A (“Adopters Agreement”) and delivered it to the Secretary.
1.2 “Adoption Meeting” shall mean a meeting of Promoters at which the Final Specification shall be voted upon and approved by a Passing Vote of the Promoters.
1.3 “Affiliate” means any entity now or hereafter that is directly or indirectly controlled by, under common control with or that controls the subject party. For purposes of this definition control means direct or indirect ownership of or the right to exercise (a) more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; or (b) more than fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity; provided, however, that in each case such entity shall be deemed to be an Affiliate only so long as such ownership or control exists and is more than fifty percent (50%).
1.4 “Compliant Portion” means those portions of a product (hardware, software or combinations thereof) that implement and are compliant with the Final Specification (as applicable to such portions); provided, and only to the extent that, such portions are within the bounds of the Scope.

1.5 “Confidential Information” means solely the Draft Specification(s). Notwithstanding the foregoing, Confidential Information shall not include any information that is (a) rightfully in the public domain other than by a breach of a duty to the disclosing party; (b) rightfully received from a third party without any obligation of confidentiality; (c) rightfully known to the receiving party without any limitation on use or disclosure prior to its receipt from the disclosing party; (d) independently developed by employees of the receiving party without reference or access to any Confidential Information; or (e) generally made available to third parties by the disclosing party without restriction on disclosure. For purposes of this section, a Promoter that transmits Confidential Information to any of the other Promoters shall be considered a “disclosing party” and any Promoter that receives Confidential Information from a disclosing party shall be considered a “receiving party.”
1.6 “Contributor” means a party that has, subject to the terms set forth in this Agreement, entered into a Contribution Agreement in the form attached hereto as Attachment B (“Contribution Agreement”).
1.7 “Submission” means a submission by a Promoter proposing an addition to or modification of an existing Draft Specification or a new specification or portion thereof , or a submission proposing changes or modifications to any reference design or ancillary documents required by the Final Specification, provided that the submission is either (i) submitted in writing (electronically or otherwise) with language identifying it as a submission of that party, or (ii) stated orally, memorialized with specificity in the written minutes of a meeting, and attributed in the meeting minutes to the submitting Promoter, provided that the minutes are promptly provided to the individual representing the submitting Promoter, unless the submitting Promoter withdraws its submission in writing as soon as practicable and in any event, no later than thirty(30) days of receipt of such written minutes. A Promoter failing to provide such notice shall be conclusively deemed to have made a Submission as memorialized in the minutes.
1.8 “Draft Specification” means any written information provided by a Promoter or Contributor to any other Promoter or the Secretary for the purpose of creating, commenting on, revising, updating, modifying, or adding to any document that is to be considered for inclusion in the Final Specification by the Promoters.
1.9 “DVI” means the Digital Visual Interface specification.
1.10 “Final Specification” means the version and contents of the Draft Specification as adopted by the Promoters in accordance with the procedures in Section 6 and as updated from time to time as set forth in Sections 6 and 8; provided that the Final Specification shall not include (i) any implementation examples unless such implementation examples are expressly identified as being “licensed” under the patent license in Section 7 herein, and (ii) any feature, specification, protocol, interface, item or other element that is labeled or otherwise identified as “not licensed”.
1.11 “Final Draft” means that version of the Draft Specification that the Promoters have identified as ready for Final review.
1.12 “HDMI” means the High Definition Multimedia Interface specification.
1.13 “HDCP” means the High Bandwidth Digital Content Protection specification.

1.14 “Necessary Claims” for each party to this Agreement means claims of a patent or patent application, to the extent patents issue on such application, that
(a)	now or at any future time during the term of this Agreement, are owned, controlled or licensable by such party or any of its Affiliates throughout the world; and

(b)	are necessarily infringed by implementing those portions of the Final Specification that are within the bounds of the Scope, provided that a claim is necessarily infringed only when it is not possible to avoid infringing such claim because there is no commercially reasonable non-infringing alternative for implementing such portions of the Final Specification within the bounds of the Scope.

Notwithstanding the foregoing sentence, Necessary Claims do not include any claims

(c)	other than those set forth above even if contained in the same patent or patent application as Necessary Claims; or

(d)	that read solely on any implementations of any portion of the Final Specification that are not within the bounds of the Scope; or

(e)	that, if licensed, would require a payment of royalties by the licensor to third parties who are not Affiliates, unless the licensee agrees in writing to indemnify the licensor against all royalty costs and expenses arising from such license.
1.15 “Scope” means those electrical signaling characteristics, register models, electrical and mechanical characteristics, interfaces (including, without limitation, the TMDS interface and PIL), physical dimensions and characteristics, application program interfaces, behavioral rules, TMDS algorithms, signals, signal sets, video protocols, signaling and coding protocols, bus protocols, and data structures disclosed with particularity in the Final Specification where the primary purpose of such disclosure is to enable products to interoperate, interconnect, and communicate, as defined within the Final Specification. “Scope” also means those portions of the implementation examples related to the TMDS interface indicated as being “licensed” in the Final Specification, including, without limitation,
(a)	the development of a video application or device used within the source, sink, switching device, or video processing device (i.e., a silicon IHV would be able to develop a TCON using UDI);

(b)	a wide range of display implementations;

(c)	UDI to HDMI interoperability; and

(d)	the visual interface to CE devices. Audio will not be included in the 1.0 version of the Specification, but audio is not precluded from a post-1.0 revision of the Specification.
Notwithstanding the foregoing, the Scope shall not include
(a)	any technology that is (i) not actually contained within a product or portion thereof that complies with the Final Specification even if such technology is useful or necessary to develop, design, debug, manufacture, sell or use such product or portion thereof, (ii) any implementation examples unless such implementation examples are expressly identified in the Final Specification as being “licensed” under the patent license in Section 7, or

(b)	technologies not disclosed with particularity in the Final Specification (examples of such technologies include without limitation semiconductor manufacturing technology, compiler technology, power reduction technology, content protection technologies, including without limitation, HDCP, HDMI, DVI (but shall include those Necessary Claims that are common to both UDI and DVI), object oriented technology, basic operating system technology); non-interface portions of the transmitter or receiver that are not defined with particularity as licensed implementation examples in the Final Specification, or other published specifications developed elsewhere but referred to in the body of the Final Specification, even if required for compliance with the Final Specification; or

(c)	any portion of any product or any combination of products (or portions of products) the purpose or function of which is not required for compliance with, or specified as a compliant implementation in, the Final Specification,
1.16 “PIL” means panel interface logic that is used to condition data for presentation to a display device.
1.17 “Passing Vote” means that vote of Promoters needed to pass a measure put to vote. It shall be a unanimous vote if the number of Promoters, during the time a matter is put to vote, numbers two (2) or three (3). It shall be any vote that results in no more than one dissenting voter, if the number of Promoters, during the time a matter is put to vote, numbers more than three (3).
1.18 “Secretary” means the party that is elected by Passing Vote to undertake certain ministerial duties, all as set forth in Section 4.
1.19 “TMDS” means Transition Minimized Differential Signaling, a protocol and encoding algorithm owned by Silicon Image used in the PC and Consumer Electronics segments.
1.20 “Trademarks” shall have the meaning assigned in Section 11.1.
2.	Compliance With Antitrust Laws
     The Promoters are committed to fostering competition in the development of products and/or services based on the activities undertaken pursuant to this Agreement. The Promoters understand that in certain lines of business they are or may be direct competitors and that it is imperative that they and their representatives act in a manner that does not violate any applicable antitrust law or regulation. Without limiting the foregoing, the Promoters acknowledge that as part of their activities under this Agreement they will not undertake to enter into any agreement or hold discussions or make communications directed at entering into any agreement regarding costs, product prices, quantity or quality of production levels, methods or channels of distribution, division of markets, allocation of customers exclusion of competitors or any other topic that would be a violation of the applicable antitrust laws and regulations. Accordingly, each Promoter is responsible for counseling its representatives who participate in any activities under this Agreement on the importance of limiting the scope of their communications to the topics that relate to the legal purposes of this Agreement, whether or not such communications take place during formal meetings, informal gatherings, or otherwise.

3.	Specification Development
3.1 The Promoters agree that the purpose of entering into this Agreement is to establish a Final Specification for a Unified Display Interface that can be adopted generally by Adopters in order to enhance the demand for products that comply with the Final Specification. Notwithstanding the foregoing, each Promoter shall be free to use any efforts or no efforts in the course of working to develop materials related to the Draft Specification or the Final Specification.
3.2 Each Promoter agrees that if such Promoter makes any contribution to an externally licensed specification in the display interface segment, that includes necessary patent claims offered under license by Promoter as part of such external specification licensing effort, then Promoter agrees it shall offer Promoters, Contributors and Adopters of the Final Specification licensing terms that are no more restrictive, and royalty rates (if any) that are no higher for those necessary patent claims which are also Necessary Claims.
4.	The Secretary and its Duties
4.1 Selection of the Secretary. The Promoters shall elect a Promoter by Passing Vote as the secretary for the carrying out the responsibilities set forth in this Agreement with respect to the development and administration of the Draft Specification, Interim Specification and the Final Specification.
4.2 Editing and Record Keeping Duties. The Secretary shall be responsible for coordinating the drafting and modification of Draft Specifications, the documentation of the Final Specification, keeping a list of all Adopters and Contributors, keeping copies of all Adopters Agreements and Contribution Agreements, and preparing and distributing for review the Interim Specification. The Secretary shall make such lists and agreements available to the Promoters at any time upon request. The Secretary shall keep the minutes of the Promoter meetings and the Adoption Meeting(s). The Secretary shall be responsible for distributing to the Promoters the notice of Adoption Meeting(s).
4.3 Replacement of Secretary. Should the Secretary desire to cease acting as the Secretary, or wishes to withdraw from this Agreement, it shall so notify all the Promoters immediately. The Promoters shall elect by Passing Vote another Promoter as the new Secretary within fifteen (15) days of the transmission of such notice. The Promoters may also replace the Secretary at any time by a Passing Vote for such replacement. The outgoing Secretary shall provide the new Secretary with its files of Adopters and their agreements with the Promoters.
5.	INTERIM SPECIFICATION REVIEW AND WITHDRAWAL
(a)	Interim Specifications. At such time as development of the Draft Specification reaches a point where the Promoters have a working draft reflecting a Revision 0.8 readiness (“Interim Specification”), and subject to a reasonable determination by the Secretary that the Minimum Requirements are reflected in the Interim Specification, the Secretary will call a vote of Promoters and upon Passing Vote, the Secretary shall prepare and distribute to all Promoters the Interim Specification for review.

(b)	Review. For a period of thirty (30) days from the date that the Secretary sends the Interim Specification to the Promoters, the Promoters, on behalf of themselves and their

Affiliates, may review the Interim Specification for any Necessary Claims that may be implicated by the Interim Specification and for confirmation that the Interim Specification reflects the Minimum Requirements. While there is no requirement for a Promoter to review its patent portfolio for Necessary Claims, Promoters are put on notice that unless they withdraw from the Promoters in accordance with the provisions of this Section 5, below, before the end of this thirty (30) day period, the Promoter is committing to the licensing provisions of Section 7 below with regard to Necessary Claims implicated by the Interim Specification, if and when those Necessary Claims implicated by the Interim Specification are adopted in the Final Specification by the Promoters.

(c)	Withdrawal. Without limiting a Promoters absolute right to withdraw pursuant to Section 15, a Promoter may withdraw from the Promoters pursuant to this subsection without granting a license to its Necessary Claims, if that Promoter determines during the thirty (30) day Interim Review Period, that (i) the Interim Specification does not reflect the Minimum Requirements, or (ii) the Interim Specification implicates Necessary Claims which that Promoter is unwilling to license to the other Promoters pursuant to Section 7, below. A Promoter wishing to exercise the right to withdraw under this provision must deliver notice of withdrawal not later than the end of the review period referenced in Section 5 (b), above. Said notice of withdrawal pursuant to this provision shall include written identification of any Necessary Claims of the withdrawing Promoter that that withdrawing Promoter does not wish to license hereunder.

(d)	New Promoters. If, during the review period stated in Section 5(b), above, the existing Promoters invite a prospective Promoter to join this effort and the prospective Promoter seeks to join, then subject to the execution of such nondisclosure agreements as the Promoters may determine necessary, such prospective Promoter shall be permitted not less than thirty (30) days to review the Interim Specification for any and all Necessary Claims and to agree in separate affirmative writing to be committed to the licensing provisions of Section 7 below, as to such Interim Specification if it is adopted by the Promoters. Failure to provide such written affirmation shall result in the existing Promoters’ withdrawal of the invitation to the prospective Promoter.
6.	FINAL SPECIFICATION NOTICE, REVIEW AND PROMOTER WITHDRAWAL
6.1
(a)	Notice. When, by a Passing Vote, the Promoters agree that a particular version of the Draft Specification is suitable for consideration for adoption as the Final Specification, the Promoters shall so notify the Secretary and the Secretary shall provide the Promoters with not less than thirty (30) days’ prior notice of the Adoption Meeting whereby the Promoters will vote upon adoption of a new or revised Final Specification. Such notice shall include a complete draft of the Final Draft as approved by the Secretary and state the effective date when the Final Draft shall become the Final Specification, and all Necessary Claims therein, shall be subject to the licensing provisions of Section 7 below.

(b)	Review. Upon receipt of the notice and Specification, the Promoter, on behalf of itself and its Affiliates, may review the same for any Necessary Claims that may be implicated by the Specification. While there is no requirement for a Promoter to review its patent portfolio for Necessary Claims, Promoters are put on notice that unless they withdraw from the Promoters organization in accordance with the provisions of this Section 6 and

Section 15, before the end of the period referenced in Section 6.1 (c), below, the Promoter is committing to the licensing provisions of Sections 7.

(c)	Withdrawal. Without limiting a Promoter’s absolute right to withdraw pursuant to Section 15, a Promoter may withdraw from the Promoters pursuant to this subsection, if that Promoter determines that the Specification implicates Necessary Claims which that Promoter is unwilling to license to the other Promoters pursuant to Section 7, below; provided however, that the Promoter has not already committed to license such Necessary Claims pursuant to Section 7. A Promoter wishing to exercise the right to withdraw under this provision, must deliver notice of withdrawal not later than fifteen (15) calendar days prior to the effective date of the Specification stated in the notice provided pursuant to Section 6.1 (a), above. Said notice of withdrawal pursuant to this provision shall include written identification of any Necessary Claims of the withdrawing Promoter that that withdrawing Promoter does not wish to license hereunder.

(d)	New Promoters. If, during the review period stated in Section 6.1 (b), above, the existing Promoters invite a prospective Promoter to join this effort and the prospective Promoter seeks to join, then subject to the execution of such nondisclosure agreements as the Promoters may determine necessary, such prospective Promoter shall be permitted not less than thirty (30) days to review the Final Specification then for any and all Necessary Claims and to agree in separate affirmative writing to be committed to the licensing provisions of Section 7 below, as to such Final Specification if it is adopted by the Promoters. Failure to provide such written affirmation shall result in the existing Promoters’ withdrawal of the invitation to the prospective Promoter.
6.2 Changes to Final Draft. After the Secretary sends the Final Draft and Adoption Meeting notice, but prior to adoption of the Final Draft, and subject to the agreement of a Passing Vote of Promoters and notice to the Secretary, the Promoters may modify, remove from or add to the contents of the Final Draft. Upon any such change to the Final Draft, the Secretary shall follow the procedures set forth in Section 6 with regards to the revised Final Draft, i.e., the Secretary shall send out the revised Final Draft and Adoption Meeting notice and shall reschedule the Adoption Meeting accordingly. Similarly, if a Promoter withdraws under Sections 6 and 15 during the period after the Secretary sends out the Final Draft and Adoption Meeting notice, but prior to the Adoption Meeting, the Secretary shall reschedule the Adoption Meeting at the request of any remaining Promoter.
6.3 Voting Process. The Final Specification shall be deemed adopted when approved at an Adoption Meeting by a Passing Vote of the Promoters; provided that if a Promoter thereafter withdraws under Section 6.1 (c) the remaining Promoters (i) shall have the right to reconsider the Final Specification in light of such withdrawal, and (ii) the Final Specification shall not be deemed adopted unless the remaining Promoters ratify the adoption by Passing Vote (x) at a meeting called by the Secretary for that purpose at the convenience and agreement of the remaining Promoters, or (y) at the request of any remaining Promoter, re-initiating and following the adoption procedures set forth in this Section 6, or (z) such other procedure that the Promoters may unanimously agree upon in writing.
6.4 Continued Work. Subject to Section 15, the Promoters shall be free to continue work under this Agreement and to schedule future Adoption Meetings pursuant to this Section 6 in the event that an Adoption Meeting vote results in rejection of the Final Draft as the Final Specification.

6.5 Notice of Adoption of Final Specification. Within one (1) week following earliest of (i) the date of adoption of a Final Draft as the Final Specification and (ii) the last date on which a Promoter has the right to withdraw under this Section 6, the Secretary shall send written notice of such adoption, including a copy of such Final Specification, to all Promoters and Contributors.
6.6 Minimum Requirements of Interim and Final Specification. As a consideration to some or all of the Promoters’ participation in the UDI specification development and entering into this Agreement the Promoters herein agree that the minimum set of requirements as set forth in Attachment C (“Minimum Requirements”), be included in both the Interim Specification, and the Final Specification for Specification versions 1.0 and 2.0 (subsequent revisions of the Specification following 2.0 shall be determined by the Promoters and shall not be subject to the Minimum Requirements). The Final Specification must include the Minimum Requirements as set forth in Attachment C before the Secretary is authorized to call a vote on Interim or Final Specification.
6.7 Prior to Interim review, the Promoters herein agree to use commercially reasonable efforts to consider use of same or similar logical protocols for all UDI devices for the negotiation, optimization and configuration of source and sink operational modes without the need for end-user intervention.
7.	Licenses
7.1	Limited Patent License.
(a)	General Patent Licensing Obligation. When the Promoters adopt and approve for release a Final Specification after providing notice as set forth in Section 6, above, upon request by a Promoter or an Adopter directed to a Promoter, the Promoter receiving such request will grant to the requesting Promoter or Adopter (and those subsidiaries of such requesting entity who are or agree to be bound to this Agreement or the Adopters Agreement, as applicable) (collectively “Licensee”) a nonexclusive, non-sublicensable, worldwide patent license under its Necessary Claims solely to make, have made, use, import, and directly and indirectly sell and offer to sell, and otherwise distribute and dispose of Compliant Portions; provided that such license need not extend to any part or function of a product in which a Compliant Portion is incorporated but that is not itself part of the Compliant Portion. Such license shall be granted on reasonable and non-discriminatory terms, provided that such license grant may be conditioned upon Licensee’s grant of a reciprocal license.

(b)	Some Promoters may desire to offer to Promoters and Adopters a license to their Necessary Claims at a royalty rate equal to zero in addition to their commitment to license under reasonable and nondiscriminatory terms. Such zero-royalty rate offer to license may be conditioned upon, among other things, Licensee’s grant of a reciprocal license with a corresponding royalty rate equaling zero and such condition shall be deemed within the meaning of “reasonable and nondiscriminatory terms” as provided in subparagraph (a) above.
(i) Silicon Image will offer such a zero-royalty rate license for its TMDS and PIL Necessary Claims to Promoters and Adopters contingent upon and subject in all cases to the terms and conditions of Sections 6.6 (Minimum Requirements of Interim and Final Specification.), 7 (Licenses) and 15 (Withdrawal) (and by their reference herein no attempt is made to modify those sections or the Parties’ rights under this Agreement), and the obligation of licensees to grant a reciprocal license with a corresponding royalty rate equaling zero..
(c)	Optional Patent License Termination Conditions. At its sole discretion, a Promoter may include in any patent license it grants pursuant to Section 7 a provision that provides in the event a Licensee first sues the Promoter for patent infringement on account of the manufacture, use, sale, offer for sale, importation or other disposition or promotion of the Promoter’s fully compliant implementation of the Specification, then the Promoter may terminate all license grants and any other rights provided under their license to such entity and such entity’s Affiliates.

(d)	Any transfer by a Promoter or its Affiliates to a third party of a patent having Necessary Claims shall be subject to: (i) the terms and conditions of this Agreement, and (ii) the agreement to grant licenses to Adopters and their Affiliates pursuant to the Adopters Agreement.
7.2 Copyright License for Draft Specifications. Subject to Section 13.5(b), each Promoter hereby grants and will grant to each of the other Promoters a license under its copyrights to reproduce, distribute, display, perform, and create derivative works of any Draft Specification or derivative work thereof.
8.	Modifications to the Final Specification
8.1 Error Corrections and Minor Modifications. Subject to agreement by a Passing Vote of the Promoters, the Promoters may at any time update the Final Specification for the sole purpose of making error corrections and/or minor modifications that do not materially alter or augment the functionality, capabilities or capacities of products or portions thereof that qualify as Compliant Portions (such updates being “Minor Updates”). Minor Updates to the Final Specification approved by a Passing Vote of the Promoters shall be published subject to the terms of Section 13.5.
8.2 Subject to agreement by a Passing Vote of the Promoters, the Promoters may reengage to define a single major revision (i.e., Revision 2.0) to the Final Specification and agree to conduct such definition effort under the terms of this Agreement (including section 5), including without limitation, the right of any Promoter to withdraw as provided for under Section 15.
8.3 No Modification. Subject to and except as set forth in Section 8.1 and 8.2, once the Final Specification has been adopted, any updates or alterations to the Final Specification shall be treated as a proposal to develop a new specification, and shall be subject to a separate, written promoters agreement. Each Promoter may, in its sole discretion, choose to enter into, or not to enter into, such separate promoters agreement, subject to the terms and conditions thereof, provided that any such choice shall have no effect on any rights or obligations hereunder. No license or other obligations, express or implied, shall apply to or be deemed to be granted by any Promoter under this Agreement with respect to any such updated or altered Final Specification or with respect to any proposal to develop a new specification.
9.	Compliance Specification and Testing Procedure
9.1 Compliance Test Specification. In order to foster interoperability among products from multiple Adopters or Promoters, the Promoters shall jointly develop a compliance test specification (the “Compliance Test Specification”), as may be updated from time to time by the

Promoters. The Compliance Test Specification shall represent the minimum compliance testing required for products incorporating Compliant Portions. Each Adopter shall solely be responsible for ensuring that its products that incorporate Compliant Portions comply with the Final Specification, function correctly, and interoperate with other products. The Promoters must approve, by Passing Vote, the Compliance Test Specification and any updates thereto. The Promoters shall use good faith efforts to finalize the first Compliance Test Specification within ninety (90) days of their voting to adopt the Final Specification.
9.2 Testing Requirement. Prior to an Adopter’s use of any Trademarks and prior to the mass producing or distributing (either directly or through a manufacturing contractor or agent) of a product incorporating a Compliant Portion each of such Adopters shall reasonably test a representative sample of such product to establish compliance with the Specification. At a minimum, this testing shall include successfully performing all testing required in the Compliance Test Specification. The Promoters may establish an authorized test center by passing vote and such authorized test center may develop terms and conditions of testing to enable Adopters to pass the testing requirements. Each Adopter shall be responsible for its expenses associated with such compliance testing .
10.	Administration and Ownership of the Specification
10.1 Copyright Ownership. Effective as of the adoption of the Final Specification, each Promoter hereby conveys to each other Promoter a non-exclusive, undivided, and equal ownership in the copyrights in the Final Specification. Each Promoter may exercise any and all rights of copyright ownership and sublicense such rights in the Final Specification as if such rights were solely owned by such Promoter, without seeking permission of the other Promoters and without any duty to account. If a Promoter wishes to register its copyright in the Final Specification, it may do so in the name of all the Promoters at its own expense, and the other Promoters shall cooperate with such Promoter to the extent reasonably required to file the application for such registration. Subject to the licenses granted herein, nothing in this Agreement shall alter any copyright ownership that each Promoter has or may have in the future on any material other than the Final Specification.
10.2 Copyright Notices. Any publication of the Final Specification shall contain an appropriate copyright notice in the names of the Promoters. Public references to the Final Specification shall attribute authorship to the Promoters.
10.3 Copyright Infringement Actions. Any Promoter may propose a copyright enforcement action against a purported infringer of the Final Specification, and the other Promoters shall have the right to participate at their own expense and at their own discretion. On request of any Promoter considering suit against a third party, the other Promoters shall provide their best information as to whether an identified potential defendant is licensed.
10.4 Administration Organization. The Promoters agree that they will form a new licensing and administration body for the purpose of promoting the Final Specification. This administration organization will offer the Final Specification to adopters under the Adopters License, administer the compliance testing program as defined by the Promoters, and take such actions as the Promoters determine is necessary to promote the Specification and shall not be empowered to modify the Specification, licensing framework, or compliance requirements without express authority of the Promoters. Promoters will mutually agree on appropriate Adopters’ fees and any additional tiers of members’ fees to fund the new Administration Organization.

11.	Trademarks
11.1 Selection. The Promoters hereby agree not to assert against any Promoter any trademark, trade name or similar rights they may have now or hereafter in the names “_UDI___”, “Unified Display Interface___”, or “Uniform Display Interface”(collectively “Trademarks”) when used to identify or refer to the Final Specification and products containing Compliant Portions. If the Promoters agree to create or assert trademark or trade name rights in such name or a related logo or another name or logo to be used in conjunction with the Final Specification, they agree to use commercially reasonable efforts to agree on the nature of ownership, licensing and registration of such name or logo prior to adoption. By unanimous agreement, the Promoters may agree in the future to create, use and seek appropriate protection for additional trademarks, trade names, logos, trade dress, and the like (all such trademarks and the like also being “Trademarks”) for identifying or referring to the Final Specification and products containing Compliant Portions. Such unanimous agreement shall also include provisions for protection of and rights to assert such trademarks.
11.2 Obligation to Use Trademarks. No Promoter or Adopter shall be obligated to use any of the Trademarks on any product, advertising, or on any other material in any manner.
11.3 Use of the Trademarks. Each Promoter hereby agrees that, to the extent it uses the Trademarks, it shall only use the Trademarks to label and promote products in which all included features and functions reasonably capable of being implemented as Compliant Portions have been so implemented. No Promoter shall use or adopt any trademarks for any product, service or specification likely to cause confusion with any Trademarks adopted by the Promoters in connection with the Final Specification, unless agreed in writing by all Promoters.
12.	Adding Promoters, Contributors and Adopters
12.1 Adding Promoters. At any time prior to the adoption of the Final Specification, by unanimous agreement of the Promoters, additional parties may be added to this agreement.
12.2 Solicitation of Inputs from Third Party Contributors. Subject to Passing Vote of the Promoters, any Promoter may solicit suggestions for incorporation in the Final Specification from a third party Contributor, provided that disclosure of the Draft Specification and solicitation of comments is done after (a) proper execution of and pursuant to the terms of a Contribution Agreement that has been executed by such third party and two (2) Promoters, and (b) the receipt of such properly executed agreement by the Secretary.
12.3 Enrolling Adopters. After adoption of the Final Specification, any third party may become an Adopter by executing the Adopters Agreement and transmitting an original copy of the executed Adopters Agreement to the Administration Organization. After adoption of the Final Specification, upon request of a third party, the Secretary shall furnish a signature ready copy of the Adopters Agreement to the requesting third party.
12.4 Enforcement of Contribution and Adopters Agreements. Each Promoter shall promptly notify each other Promoter of any violation of any Contribution Agreement or Adopters Agreement. Each Promoter shall have the right to enforce compliance with the terms of such agreement upon notice to the other Promoters. Upon receipt of such notice, any Promoter may, at its option, bring suit against a Contributor or an Adopter to enforce such agreement. The other Promoters shall provide reasonable assistance in the prosecution of such suit, including without limitation allowing, upon request, their names to be added to such suit if required by the law of the forum in which such action is brought. Each party shall bear its own costs in any such enforcement action.
13.	Confidentiality
13.1 Confidentiality. Each party agrees that it will maintain all Confidential Information in confidence with at least the same degree of care that it uses to protect its own proprietary material and in no event with less than reasonable care. Each party agrees that it will not, nor will it assist or allow any third party to disclose any Confidential Information received from a disclosing party except as specifically allowed hereunder (a) to communicate with other Promoters; and (b) to communicate with Contributors pursuant to Section 12.2. Each party shall mark any copies of Confidential Information it makes “confidential” or with a similar legend. Unless the parties agree otherwise, this obligation of confidentiality will expire three (3) years after the date of disclosure of Confidential Information. Notwithstanding anything to the contrary contained herein, the parties agree that only the Draft Specification(s), the terms of this Agreement, and no other information of any kind shall be deemed Confidential Information under this Agreement. And nothing in this Agreement shall preclude a party from independent development of a specification or technology that is an alternative to the Final Specification without use of the Confidential Information or from the use or sale of any such specification or technology independently developed by any other person.
13.2 Residuals. Notwithstanding anything herein to the contrary, any party may use Residuals for any purpose, including without limitation use in development, manufacture, promotion, sale and maintenance of its products and services; provided that this right to Residuals does not represent a license under any patents, or copyrights of the disclosing party. The term “Residuals” means any information retained in the unaided memories of the receiving party’s employees who have had access to the disclosing party’s Confidential Information pursuant to the terms of this Agreement. An employee’s memory is unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.
13.3 Confidentiality of Terms. The parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except: (a) with the prior written consent of the other parties; (b) as otherwise may be required by law or legal process (including but not limited to filings that may be required by the securities laws of the United States or other jurisdictions), including to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; provided that, in (b) through (d) above, (i) the disclosing party shall use all reasonable legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party shall provide the other parties with at least 10 days prior written notice of such disclosure.
13.4 Press Releases. Subject to the terms and conditions of this Section 13, no Promoter may make a press release or other public announcement regarding its activities as a Promoter and the identities of any of the other Promoters without unanimous consent of the other Promoters.
13.5 Publication.

(a)	The Promoters will use reasonable efforts to ensure that the Final Specification will be published timely following adoption, and will not be subject to trade secret or confidential treatment. The Promoters agree that any publication of the Final Specification shall include, in addition to the notices required by Section 10.1, appropriate disclaimers reasonably to prevent any third party from claiming that any rights are granted by implication or estoppel because of such publication.

(b)	Upon agreement (as evidenced by a Passing Vote) of the Promoters, any Promoter may publish or distribute all or any portion of a Draft Specification to a limited set of third parties. Any publication or disclosure of a Draft Specification or portions thereof pursuant to this Section 13 shall include all of the notices and disclaimers required for publication of the Final Specification, as agreed by the Promoters.
14.	Term
14.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue indefinitely subject to each party’s right to withdraw pursuant to Section 15, and subject to Section 14.2.
14.2 Termination. If the Promoters have not adopted a Final Specification after holding three (3) Adoption Meetings pursuant to Section 6, the Promoters may by a Passing Vote of the Promoters and their written agreement, terminate this Agreement at any time prior to adoption of a Final Specification. In the event of such termination, the Secretary shall notify all Promoters and Contributors of such termination. Following such termination, Sections 1, 7.2, 10.1, 13, 14 and 16 shall survive and remain in effect, but no other portion of this Agreement shall survive.
15.	Withdrawal

15.1	Conditions for Withdrawal.

(a)	As provided in Sections 5 and 6, a Promoter may withdraw from this Agreement at any time prior to adoption of the Final Specification.

(b)	A Promoter that fails to attend the Adoption Meeting at which the Final Specification is adopted or that votes against the adopted Final Specification at such meeting may withdraw from this Agreement no later than thirty (30) calendar days following its receipt of notice of adoption of the Final Specification.
15.2 Withdrawal Procedure. A Promoter desiring to withdraw may do so by written notice to the Secretary and all other Promoters, transmitted during any period in which such withdrawal is permitted. A Promoter wishing to exercise the right to withdraw under this provision, must deliver notice of withdrawal to the Secretary not later than thirty (30) calendar days following the date of the Secretary’s notice of the Interim Specification review or the Final Specification adoption meeting in Sections 5 and 6. Said notice of withdrawal pursuant to this provision shall include written identification of any Necessary Claims of the withdrawing Promoter that the withdrawing Promoter does not wish to license hereunder. Promoter’s Representative (“Representative” is any Promoter employee who participates in or attends work group meetings) shall disclose to the other Promoters, any potential Necessary Claims personally known to the Representative in that Promoter company’s patents and published patent applications. In no instance shall a Promoter or Promoter’s representative be required to make additional disclosures, including without limitation, unpublished patent applications, nor shall any patent search on the part of any Promoter be required. Notice to the Secretary must be in writing and may be given by email, fax, or other delivery mechanism.
15.2	Effect of Withdrawal. If a Promoter withdraws under this Section 15,

(a)	this Agreement shall continue in full force and effect for all remaining Promoters; and

(b)	with respect to the withdrawing Promoter, 10.1, first sentence of 11.1, Section 1 in its entirety, 13 (excepting Section 13.5), 15, and 16 shall continue in full force and effect; and

(c)	the withdrawing Promoter grants to all the Promoters a perpetual, irrevocable, worldwide, royalty-free, copyright license (including the right to sublicense) to reproduce, distribute, display, perform, and create derivative works of any material the withdrawing Promoter has delivered under this Agreement to any other Promoter in any form, to the extent that such material is included the Final Specification; and

(d)	the withdrawing Promoter will within ten (10) days following its withdrawal, destroy all copies of Confidential Information in its possession and certify to the Secretary such destruction; and

(e)	Notwithstanding the dissolution of the Promoters or a Promoter’s withdrawal, or termination of this Agreement, a Promoter’s agreement to grant a license as provided in Section 7, above, shall remain in full force and effect for: (i) any Necessary Claim to an Interim Specification adopted before the effective date of dissolution or before the effective date of a Promoter’s withdrawal or termination of this Agreement; (ii) any Necessary Claim to a Final Specification adopted before the effective date of dissolution or before the effective date of a Promoter’s withdrawal or termination of this Agreement (iii) any Necessary Claim implicated by an Interim Specification, if such Necessary Claim is implicated by such later adopted Final Specification, and for which a Promoter did not identify such Necessary Claim in its notice of withdrawal (if any) submitted prior to the expiration of the review period set forth in Section 5 (c) for such Interim Specification; (iv) any Necessary Claim to a Specification that is provided to the Promoters in accordance with Section 1.7 and for which a Promoter did not identify such Necessary Claim in its notice of withdrawal (if any) submitted prior to the expiration of the review period set forth in Section 5(c) for such Specification, and such Specification is later adopted; and (vi) any Necessary Claims to a Specification adopted by the Promoters after the effective date of the Promoter’s withdrawal, termination of this Agreement that (a) are necessary for the future Specification to be backwards compatible with the prior Specification, and (b) are used in a substantially similar manner and to a substantially similar extent with a substantially similar result as the same Necessary Claims were used in a prior Specification for which the Promoter is obligated to grant licenses. In no event is a withdrawn Promoter obligated to license any additional Necessary Claims under this Section 15. A withdrawn Promoter shall remain entitled to reciprocity pursuant to Section 7 so long as that withdrawn Promoter remains obligated to license any Necessary Claims under this Section 15. This agreement to the survival of reciprocal licensing shall extend to all Promoters, including Promoters who become Promoters after the effective date of a departing Promoter’s termination or expiration.

(f)	all other rights, licenses, obligations, terms and conditions of this Agreement shall terminate with respect to the withdrawing Promoter.

16.	General
16.1 No Other Licenses. Except for the rights expressly provided by this Agreement, under this Agreement, no Promoter grants or receives, by implication, estoppel, or otherwise, any rights under any patents or other intellectual property rights.
16.2 No Warranty. All parties acknowledge that all information provided as part of the Final Specification development process and the Draft Specification and/or Final Specification itself are all provided “AS IS” WITH NO WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND THE PARTIES EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY WARRANTY OTHERWISE ARISING OUT OF ANY PROPOSAL, SPECIFICATION, OR SAMPLE.
16.3 Limitation of Liability. IN NO EVENT WILL PROMOTERS BE LIABLE TO EACH OTHER OR TO ANY THIRD PARTY FOR THE COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST PROFITS, LOSS OF USE, LOSS OF DATA OR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, WHETHER UNDER CONTRACT, TORT, WARRANTY OR OTHERWISE, ARISING IN ANY WAY OUT OF THIS OR ANY OTHER RELATED AGREEMENT, WHETHER OR NOT SUCH PARTY HAD ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
16.4 Governing Law. This Agreement shall be construed and controlled by the laws of New York without reference to conflict of laws principles.
16.5 Jurisdiction. The parties agree that all disputes arising in any way out of this Agreement shall be heard exclusively in, and all parties irrevocably consent to jurisdiction and venue in, the State and Federal courts of New York.
16.6 Notices. All notices hereunder shall be in writing and sent to each party at addresses indicated in such party’s signature block at the end of this Agreement and to the Secretary at such address as the Secretary has furnished for notice from the parties hereto, or at such addresses as each such party may later specify by such written notice. For purposes of this Section 16.6, written notice shall not include notice by electronic mail or by facsimile. Notices shall be deemed served when received by the addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.
16.7 Authority to Grant Licenses; No Attempt to Circumvent Agreement. Each party hereby represents and warrants that it has the power and authority to bind itself and all of its Affiliates to the obligations contained herein, including without limitation, the obligation to grant patents licenses as set forth in this Agreement. Each party further represents and warrants that it has not and will not transfer patents having Necessary Claims for the purpose of circumventing the commitment to grant licenses contained in this Agreement. Any transfer by a Promoter or its Affiliates to a third party of a patent having Necessary Claims shall be subject to: (i) the terms and conditions of this Agreement, and (ii) the agreement by the Promoter to grant licenses to other Promoters and their Affiliates and Adopters and their Affiliates pursuant to Section 7.1 herein.

16.8 Not Partners. The Promoters are independent companies and are not partners or joint venturers with each other. While the Promoters may select an entity to handle certain administrative tasks for them, no party is authorized to make any commitment on behalf of all or any of them.
16.9 Complete Agreement; No Waiver. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements and understandings relating hereto. No modifications or additions to or deletions from this Agreement shall be binding unless accepted in writing by an authorized representative of all parties, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.
16.10 No Rule of Strict Construction . Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against any party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.
16.11 Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto, and to orders, regulations, directions or requests of any such government.
16.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument.
In witness of their agreement, the Promoters have executed this Agreement below:

INTEL CORPORATION	SILICON IMAGE, INC.

/s/ Eric Mentzer	/s/ Steve Tirado

Signature	Signature

Eric Mentzer	Steve Tirado

Printed Name	Printed Name

Vice President and GM, Chipset Group	CEO

Title	Title

04/28/05	04/28/05

Date	Date

NATIONAL SEMICONDUCTOR CORPORATON

/s/ Donald Macleod

Signature

Donald Macleod

Printed Name

EVP/COO

Title

05/02/05

Date

Attachment A
Adopters Agreement
To be prepared with terms consistent with the licensing framework herein and released on mutual agreement of the Promoters.

Attachment B
Contribution Agreement
To be prepared with terms consistent with the licensing framework herein and released on mutual agreement of the Promoters.

Attachment C
Minimum Set of Requirements
Rev 022805
[***]

*** Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.